Exhibit 99.2

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:

Mark Goldman (952) 475-7050	news@tcfbank.com (Media)
Jason Korstange (952) 745-2755	investor@tcfbank.com (Investors)

TCF ANNOUNCES PRICING OF DEPOSITARY SHARES OFFERING

WAYZATA, Minn. (September 7, 2017) — TCF Financial Corporation (“TCF”) (NYSE:TCF) today announced the pricing of its public offering of 7,000,000 depositary shares, each representing a 1/1,000th interest in a share of its Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), at a public offering price of $25.00 per depositary share for gross proceeds of $175.0 million. Morgan Stanley & Co. LLC and UBS Securities LLC acted as joint book-running managers. J.P. Morgan Securities LLC and RBC Capital Markets, LLC served as joint lead managers.

Dividends will be payable on the Series C Preferred Stock if, as and when declared by TCF’s Board of Directors on a non-cumulative basis on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2017, at a per annum rate of 5.70%. TCF expects to use the net proceeds from the offering plus cash on hand to redeem all of its Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) and the subsequent redemption of the related depositary shares, each representing a 1/1,000th interest in a share of the Series A Preferred Stock (the “Series A Depositary Shares”), as described in more detail in the prospectus supplement and the accompanying prospectus for the offering.

TCF expects to close the transaction, subject to customary conditions, on or about September 14, 2017.

This announcement shall not constitute a notice of redemption with respect to the Series A Preferred Stock or the Series A Depositary Shares. In addition, this announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC at 180 Varick Street, New York, NY 10014, Attention: Prospectus Delivery Department, or by telephone at 1-866-718-1649 (toll-free), and from UBS Securities LLC at 1285 Avenue of the Americas, New York, NY 10019, Attention: Prospectus Specialist, or by telephone at 1-888-827-7275 (toll-free).

About TCF

TCF is a Wayzata, Minnesota-based national bank holding company. As of June 30, 2017, TCF had $22.1 billion in total assets and 321 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada.

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